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                          SECURITIES PURCHASE AGREEMENT


                                     BETWEEN

                              GARTNER GROUP, INC.,

                           SILVER LAKE PARTNERS, L.P.,

                          SILVER LAKE INVESTORS, L.P.,

                                       AND

                     SILVER LAKE TECHNOLOGY INVESTORS L.L.C.


                           DATED AS OF MARCH 21, 2000


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                                TABLE OF CONTENTS
                                                                            PAGE
ARTICLE I
AGREEMENT TO SELL AND PURCHASE.................................................1
     SECTION 1.1.  Authorization of Notes, Option and Shares...................1
     SECTION 1.2.  Sale and Purchase...........................................2
     SECTION 1.3.  Conversion Price and Announcement Reset.....................2

ARTICLE II
CLOSING, DELIVERY AND PAYMENT..................................................2
     SECTION 2.1.  Closing.....................................................2
     SECTION 2.2.  Delivery....................................................2

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................................3
     SECTION 3.1.  Organization, Good Standing and Qualification...............3
     SECTION 3.2.  Subsidiaries................................................3
     SECTION 3.3.  Capitalization; Voting Rights...............................4
     SECTION 3.4.  Authorization; Binding Obligations..........................5
     SECTION 3.5.  SEC Reports; Financial Statements...........................6
     SECTION 3.6.  Undisclosed Liabilities.....................................6
     SECTION 3.7.  Agreements; Action..........................................7
     SECTION 3.8.  Obligations to Related Parties..............................7
     SECTION 3.9.  Changes.....................................................8
     SECTION 3.10. Title to Properties and Assets; Liens, Condition, Etc.......8
     SECTION 3.11. Intellectual Property.......................................9
     SECTION 3.12. Compliance with Law; Other Instruments.....................10
     SECTION 3.13. Litigation.................................................11
     SECTION 3.14. Tax Matters................................................11
     SECTION 3.15. Employees..................................................12
     SECTION 3.16. Environmental and Safety Laws..............................12
     SECTION 3.17. Offering Valid.............................................13
     SECTION 3.18. Employee Benefit Plans.....................................13
     SECTION 3.19. Permits....................................................14
     SECTION 3.20. No Broker..................................................15
     SECTION 3.21. Disclosure.................................................15
     SECTION 3.22. Shareholder Vote...........................................15

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER...............................15
     SECTION 4.1.  Requisite Power and Authority..............................15
     SECTION 4.2.  Investment Representations.................................16
     SECTION 4.3.  Litigation.................................................16
     SECTION 4.4.  No Broker..................................................16
     SECTION 4.5.  Purchasers' Financing......................................16


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ARTICLE V
COVENANTS.....................................................................16
     SECTION 5.1.  Ordinary Course of Business................................17
     SECTION 5.2.  Access.....................................................18
     SECTION 5.3.  D&O Insurance..............................................18
     SECTION 5.4.  Use of Proceeds............................................18
     SECTION 5.5.  Efforts....................................................19
     SECTION 5.6.  Notification of Certain Matters............................19
     SECTION 5.7.  Reservation of Shares......................................19
     SECTION 5.8.  Confidentiality............................................19
     SECTION 5.9.  Operating Company..........................................19
     SECTION 5.10. Listing Shares on Another Exchange.........................19

ARTICLE VI
CONDITIONS TO CLOSING.........................................................20
     SECTION 6.1.  Conditions to Purchaser's Obligation to Purchase the
                     Notes and the Option.....................................20
     SECTION 6.2.  Conditions to Obligations of the Company...................22

ARTICLE VII
INDEMNIFICATION...............................................................22
     SECTION 7.1.  Survival of Representations and Warranties.................22
     SECTION 7.2.  Indemnification............................................23
     SECTION 7.3.  Indemnification Amounts....................................23
     SECTION 7.4.  Non-Exclusive Remedy.......................................24
     SECTION 7.5.  Certain Limitations........................................24

ARTICLE VIII
MISCELLANEOUS.................................................................24
     SECTION 8.1.  Other Definitions..........................................24
     SECTION 8.2.  Governing Law; Jurisdiction; Waiver of Jury Trial..........25
     SECTION 8.3.  No Shop....................................................25
     SECTION 8.4.  Expenses...................................................25
     SECTION 8.5.  Transaction Fee............................................25
     SECTION 8.6.  Successors and Assigns; Assignment.........................25
     SECTION 8.7.  Entire Agreement; Supersedes Prior Agreement...............26
     SECTION 8.8.  Severability...............................................26
     SECTION 8.9.  Amendment and Waiver.......................................26
     SECTION 8.10.  Delays or Omissions.......................................26
     SECTION 8.11.  Notices...................................................26
     SECTION 8.12.  Titles and Subtitles......................................27
     SECTION 8.13.  Termination...............................................27
     SECTION 8.14.  Counterparts; Execution by Facsimile Signature............28


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     Schedules

     Schedule 3.2(a)    Subsidiaries
     Schedule 3.2(b)    Investments
     Schedule 3.3(c)    Options and Other Related Rights
     Schedule 3.5(c)    Unaudited Financial Statements
     Schedule 3.6       Undisclosed Liabilities
     Schedule 3.7(a)    Contracts with Related Parties
     Schedule 3.7(b)    Contracts
     Schedule 3.7(c)    Breaches and Defaults
     Schedule 3.8       Obligations to Related Parties
     Schedule 3.9(b) Mergers of Subsidiaries into the Company or other Subsidiaries
     Schedule 3.9(c)    Actions Requiring Consent
     Schedule 3.9(d)    Transfers of Intellectual Property
     Schedule 3.11(a)   Intellectual Property
     Schedule 3.11(b)   Intellectual Property Reporting and Licensing
     Schedule 3.11(c)   Intellectual Property Invalidity/Infringement
     Schedule 3.13      Litigation
     Schedule 3.14(a)   Tax Matters
     Schedule 3.18(a)   Employee Benefit Plans
     Schedule 3.18(e)   Employee Benefit Plans--ERISA
     Schedule 3.20      Brokers
     Schedule 6.1(a)    Approvals
     Schedule 6.1(m)    Selected Employees

     Exhibits

     Exhibit A -- Form of Note
     Exhibit B -- Form of Securityholders Agreement
     Exhibit C -- Restated Certificate and Bylaws
     Exhibit D -- Form of Employee Agreement Waiver


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


                               GARTNER GROUP, INC.

                          SECURITIES PURCHASE AGREEMENT


          THIS SECURITIES PURCHASE AGREEMENT (this "AGREEMENT") is entered into as of March 21, 2000, between Gartner Group, Inc., a Delaware corporation (the "COMPANY"), and Silver Lake Partners, L.P., a Delaware limited partnership ("SILVER LAKE"), Silver Lake Investors L.P., a Delaware limited partnership, Silver Lake Technology Investors L.L.C., a Delaware limited liability company, and such Affiliates (as defined below) and limited and/or general partners as Silver Lake shall designate in accordance with Section 8.6 hereof (together with Silver Lake, the "PURCHASERS").


                                    RECITALS

          WHEREAS, the Company has authorized the sale and issuance of an aggregate principal amount of $300,000,000 of its 6% Convertible Junior Subordinated Promissory Notes Due 2005, in the form of Notes attached hereto as Exhibit A (the "NOTES"), and the Option (as defined in the Securityholders Agreement (as defined below));

          WHEREAS, the Purchasers desire to purchase the Notes and the Option, on the terms and conditions set forth herein;

          WHEREAS, the Company desires to issue and sell the Notes and the Option to the Purchasers on the terms and conditions set forth herein;

          NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:


                                    ARTICLE I
                         AGREEMENT TO SELL AND PURCHASE

          SECTION I.1. AUTHORIZATION OF NOTES, OPTION AND SHARES. The Company has authorized (i) the initial sale and issuance to the Purchasers of the Notes and the Option, (ii) the issuance of up to 19,442,664 shares of its Class A Common Stock (as defined below) (the "CONVERSION SHARES"), to be issued upon the conversion of the Notes and/or the conversion of the Preferred Stock (as defined in the Letter Agreement dated the Closing Date with respect to the possible issuance of Preferred Stock (the "LETTER AGREEMENT") as provided for in the Notes and the Certificate of Designations (as defined in the Letter Agreement), together with all interest or dividends thereon, as the case may be, and (iii) the issuance of up to 2,000,000 shares of Preferred Stock to be issued under certain conditions in the event of the conversion of the Notes into shares of Preferred Stock as provided for in the Letter Agreement.


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                                                                               2


          SECTION I.2. SALE AND PURCHASE. Subject to the terms and conditions hereof, the Company hereby agrees to issue and sell to the Purchasers, and the Purchasers agree to purchase from the Company, the Notes for an aggregate purchase price of $299,000,000 and the Option for an aggregate purchase price of $1,000,000, (the aggregate purchase price of $300,000,000 herein referred to as the "AGGREGATE PURCHASE PRICE").

          SECTION I.3. CONVERSION PRICE AND ANNOUNCEMENT RESET. The conversion price at which shares of Class A Common Stock shall be deliverable upon the conversion of the Notes shall initially be $15.87 (the "CONVERSION PRICE"), provided that if the average trading price of the Class A Common Stock for the three trading days immediately following the date of this Agreement is below $12.73, the Conversion Price shall be immediately reset to $14.00. To the extent not reflected in the adjustment provisions in the Notes, the Conversion Price shall be adjusted to reflect any stock splits, cash or noncash dividends, recapitalizations, mergers, combinations, distributions, issuances, reclassifications, exchanges, substitutions or other similar adjustments with respect to the capital stock of the Company subsequent to the date hereof, in each case consistent with the adjustment provisions relating to the Conversion Shares in the Notes.

                                   ARTICLE II
                          CLOSING, DELIVERY AND PAYMENT

          SECTION II.1. CLOSING. (a) The closing of the sale and purchase of the Notes and the Option under this Agreement (the "CLOSING") shall take place on the business day immediately following satisfaction or waiver of the conditions set forth in Section 6, but no earlier than April 11, 2000, at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017, or at such other time or place as the Company and the Purchasers may mutually agree (such date, the "CLOSING DATE").

          (b) Not less than two business days prior to the Closing, the Purchasers shall advise the Company in writing (the "ALLOCATION NOTICE") of the names in which to register the Notes to be purchased at the Closing and the aggregate principal amount of Notes to be purchased by each Purchaser (which aggregate principal amount, when added together, shall equal $300,000,000).

          SECTION II.2. DELIVERY. At the Closing, subject to the terms and conditions hereof, the Company will deliver to the Purchasers certificates representing the Notes to be purchased at such Closing in the names and amounts set forth in the Allocation Notice, free and clear of any Encumbrances (as defined herein) (other than those placed thereon by or on behalf of the Purchasers), and the Purchasers will make payment to the Company of the Aggregate Purchase Price by wire transfer of immediately available funds to an account designated by the Company at least two business days prior to the Closing Date.


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                                                                               3


                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company hereby represents and warrants to the Purchasers, except as set forth in the SEC Reports (as herein defined) or the Schedules to the Letter dated the date hereof delivered by the Company to the Purchasers and designated the "Disclosure Letter" (the "DISCLOSURE LETTER"):

          SECTION III.1. ORGANIZATION, GOOD STANDING AND QUALIFICATION. Each of the Company and its Subsidiaries (as defined below) is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of incorporation or formation, as the case may be, and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted. The Company has all requisite corporate power and authority to execute and deliver this Agreement, the Notes and the Securityholders Agreement in the form of Exhibit B attached hereto (the "SECURITYHOLDERS AGREEMENT"), to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. Each of the Company and its Subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign corporation or other entity in all jurisdictions in which the character or location of its activities and of the properties owned or operated by it makes such qualification necessary, except for such failures which would not be expected to result in a Material Adverse Effect. The Company has provided to the Purchasers a complete and correct copy of the Restated Certificate (as defined herein) and the Bylaws (as defined herein), attached hereto as Exhibit C.

          SECTION III.2.  SUBSIDIARIES.  (a) As used herein,  "SUBSIDIARY" means
(i) any corporation of which a majority of the securities entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned by another entity, either directly or indirectly, and (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which an entity is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general partner. Schedule 3.2(a) to the Disclosure Letter accurately sets forth each Subsidiary of the Company, including its name, place of incorporation or formation, and if not wholly owned directly or indirectly by the Company, the record ownership as of the date of this Agreement of all capital stock or other equity interests issued thereby. All shares of capital stock or other equity interests of any Subsidiary directly or indirectly owned by the Company have been duly authorized and validly issued, are fully paid and nonassessable and are directly or indirectly owned by the Company free and clear of any Encumbrance and have not been issued in violation of, nor subject to, any preemptive, subscription or other similar rights. "ENCUMBRANCE" means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or otherwise acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement).

          (b) Except for the Subsidiaries and as set forth on Schedule 3.2(b) to the Disclosure Letter, the Company does not own any capital stock, membership interests, security or other interest in any other Person (as defined in Section 8.1), which represents more than 5% of


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                                                                               4


the issued and outstanding equity or ownership interests of such Person, and except as set forth on Schedule 3.2(b) to the Disclosure Letter, neither the Company nor any of its Subsidiaries has any written, or to the knowledge of the Company, oral understanding or agreement to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

          SECTION III.3. CAPITALIZATION; VOTING RIGHTS. (a) As of February 29, 2000, the capitalization of the Company consisted of the following:

          (i) 250,000,000 shares of Common Stock, par value $0.0005 per share (the "COMMON STOCK"), of which (A) 166,000,000 shares are designated Class A ("CLASS A COMMON STOCK") (1) 53,320,278 shares of which were issued and outstanding, (2) 29,717,767 shares of which were reserved for future issuance to employees pursuant to outstanding stock options under the Stock Option Plans (as defined below) and (3) 1,631,434 shares of which were reserved for future issuance to employees pursuant to the Employee Stock Purchase Program, and (B) 84,000,000 are designated Class B ("CLASS B COMMON STOCK") (1) 33,692,616 shares of which were issued and outstanding, and (2) no shares of which were reserved for future issuance to employees pursuant to outstanding stock options under the Stock Option Plans; and

          (ii) 5,000,000 shares of preferred stock, par value $0.01 per share (the "PREFERRED SHARES") none of which were issued and outstanding, of which (A) 166,000 shares are designated as Series A Junior Participating Preferred Stock, none of which are issued and outstanding and (B) 84,000 shares are designated as Series B Junior Participating Preferred Stock, none of which are issued and outstanding.

          Since February 29, 2000 no shares of Common Stock or Preferred Shares have been issued except for issuances under any Stock Option Plan and no options have been granted other than pursuant to Stock Option Plans.

          (b) All issued and outstanding  shares of the Company's  capital stock
(a) have been duly authorized and validly issued, (b) are fully paid and nonassessable, (c) were issued in compliance with all applicable state and federal laws concerning the issuance of securities and (d) were not issued in violation of, or subject to, any preemptive, subscription or other similar rights of any other Person.

          (c) The Company has delivered to the Purchasers a copy of the Company's (i) Long Term Incentive Plan, (ii) 1991 Stock Option Plan, (iii) 1993 Director Stock Option Plan, (iv) Employee Stock Purchase Plan, (v) 1994 Long Term Stock Option Plan, (vi) 1998 Long Term Stock Option Plan, (vii) 1996 Long Term Stock Option Plan, (viii) 1999 Stock Option Plan, and (ix) each option agreement pursuant to which stock options have been granted outside of the plans described in clauses (i) through (viii) above (collectively the options described in clauses (i) through (ix) are hereinafter referred to as the "STOCK OPTION PLANS"). Other than the 29,717,767 shares which were reserved for future issuance to employees pursuant to outstanding stock options plans under the Stock Options Plans (as defined below) (other than the Employee Stock

Purchase Program) and 1,631,434 shares which were reserved for future issuance to employees pursuant to the Employee Stock Purchase Program, the stock options issued pursuant to the Stock Option Plans, and except as may be granted pursuant to this Agreement or as set forth on Schedule 3.3(c) to the Disclosure Letter, there are no outstanding subscriptions, options, calls, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or agreements of any kind for the purchase or acquisition from the Company or any of its Subsidiaries of any of their securities, nor has the Company taken or agreed to take any action to issue or grant the same. Except as described in this Agreement or set forth on Schedule 3.3(c) to the Disclosure Letter, (x) there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities of the Company or any voting or equity securities or interests of any of its Subsidiaries, (y) there is no voting trust, proxy, stockholder or other agreements or understandings to which the Company or any of its Subsidiaries or, to the knowledge of the Company, any of its stockholders is a party or is bound with respect to the voting or transfer of the capital stock or other voting securities of the Company or any of its Subsidiaries and (z) there are no other subscriptions, options, calls, warrants or other rights (including registration rights, whether demand or piggyback registration rights), agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party. Except as set forth on Schedule 3.3(c) to the Disclosure Letter, the consummation of the transactions contemplated by this Agreement, the Notes and the Securityholders Agreement will not trigger the anti-dilution provisions or other price adjustment mechanisms of any outstanding subscriptions, options, calls, warrants, commitments, contracts, preemptive rights, rights of first refusal, demands, conversion rights or other agreements or arrangements of any character or nature whatsoever under which the Company is or may be obligated to issue or acquire shares of any of its capital stock. The sale of the Notes is not and will not be subject to any preemptive rights, rights of first refusal, subscription or similar rights that have not been properly waived.

          (d) The Notes and the Option have been duly and validly authorized, the Conversion Shares and, in certain circumstances, the Preferred Stock into which the Notes may be convertible have been duly and validly reserved for issuance and when the Preferred Stock, are issued in accordance with the provisions of this Agreement, the Notes and the Certificate of Designations, such shares will be duly authorized, validly issued, fully paid and nonassessable, will be delivered to the Purchasers (or their permitted transferees) free and clear of all Encumbrances (other than those placed thereon by or on behalf of the Purchasers (or their permitted transferees)) and will have the rights, preferences, privileges and restrictions set forth in the Certificate of Designations.

          SECTION III.4. AUTHORIZATION; BINDING OBLIGATIONS. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the execution and delivery of this Agreement, the Notes and the Securityholders Agreement, the consummation of the transactions contemplated hereby and thereby and the performance of all obligations of the Company hereunder and thereunder as of the Closing has been taken or will be taken prior to the Closing, other than (i) with respect to the issuance of the Conversion Shares, the approval of a majority of the total votes cast by the holders of Common Stock as may be required under the rules of a securities exchange on which any of the Company's securities are traded and (ii) the filing of the Certificate of Designations with the Secretary of State of Delaware. This Agreement, the Notes and the Securityholder Agreement have been or will be duly executed and delivered by the Company. This Agreement, the Notes and the Securityholders Agreement (assuming due execution and delivery by the Purchasers) will be legal, valid and binding obligations of the Company enforceable against it in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

          SECTION III.5. SEC REPORTS; FINANCIAL STATEMENTS.

          (a) The Company has filed with the U.S. Securities and Exchange Commission (the "SEC") all forms, reports, schedules, proxy statements (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein and including all registration statements and prospectuses filed with the SEC, the "SEC REPORTS") required to be filed by the Company with the SEC since January 1, 1997. As of its date of filing, each SEC Report complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), or the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the rules and regulations promulgated thereunder and none of such SEC Reports (including any and all financial statements included therein) contained when filed or (except to the extent revised or superseded by a subsequent filing with the SEC prior to the date hereof) contains any untrue statement of a material fact or omitted or omits to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          (b) Each of the consolidated financial statements (including the notes thereto) included in the SEC Reports complied as to form, as of its date of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presents the consolidated financial position of Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, subject (in the case of unaudited financial statements) to normal year-end adjustments and any other adjustments described therein or in the notes or schedules thereto or the absence of footnotes.

          (c) The unaudited balance sheet and the related unaudited statement of income for the period ended on February 29, 2000, copies of which have been furnished to the Purchasers and are set forth on Schedule 3.5(c) to the Disclosure Letter, present fairly in all material respects the financial condition of the Company as of such date, and the results of its operations for the two-month period then ended, and were prepared on a basis consistent with the Company's past practice, subject to normal year-end adjustments and the absence of footnotes. The unaudited balance sheet also presents fairly in all material respect the balance sheet of the Company as of


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                                                                               7


February 29, 2000 on a pro forma basis giving effect to the issuance of the Notes and the application of the proceeds thereof.


          SECTION  III.6.  UNDISCLOSED  LIABILITIES.  Except  as  set  forth  on
Schedule 3.6 to the Disclosure Letter and except for liabilities included or reserved for in (i) the unaudited consolidated balance sheet of the Company as of December 31, 1999 included in its Quarterly Report on Form 10-Q (the "10-Q") for the quarter ended December 31, 1999, or (ii) the audited consolidated balance sheet of the Company as of September 30, 1999 included in its Annual Report on Form 10-K (the "10-K") for the fiscal year ended September 30, 1999 (the "BALANCE SHEET"), as filed with the SEC, at December 31, 1999, neither the Company nor any of its Subsidiaries had, and since such date none of them has incurred, liabilities, including contingent liabilities, or any other obligations whatsoever that are or could be material (individually or in the aggregate) to the Company and its Subsidiaries, taken as a whole, except current liabilities incurred in the ordinary course of business consistent with past practice subsequent to December 31, 1999 not in excess of $5.0 million.

          SECTION III.7. AGREEMENTS; ACTION.

          (a) Except as set forth on Schedule 3.7(a) to the Disclosure Letter or disclosed in the 10-K, there are no contracts, agreements, understandings or proposed transactions between the Company or any of its Subsidiaries and any of its officers, directors or Affiliates or any family member or Affiliate thereof that would be required to be disclosed pursuant to Item 404 of Regulation S-K of the SEC.

          (b) Attached hereto as Schedule 3.7(b) to the Disclosure Letter is a list of (i) all "material contracts" within the meaning of Item 601 of Regulation S-K of the SEC, (ii) all material contracts concerning Intellectual Property (as defined in Section 3.11) ("IP CONTRACTS"), (iii) all contracts restricting the Company or any of its Subsidiaries from engaging in any line of business or competing with any Person or in any geographical area, and (iv) all contracts restricting the payments of dividends or interest upon, or the redemption or conversion of, the Notes and the Preferred Stock (collectively, the "Contracts").

          (c) Except as set forth on Schedule 3.7(c) to the Disclosure Letter, neither the Company nor any of its Subsidiaries is, nor to the Company's knowledge is any other party to any Contract, in material default under, or in material breach or material violation of, any Contract and, to the knowledge of the Company, no event has occurred which, with the giving of notice or passage of time or both would constitute a material default by the Company or any other party under any Contract. Other than Contracts which have terminated or expired in accordance with their terms, each of the Contracts is in full force and effect and (assuming due execution and delivery by the counterparties thereto) is a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing).

          SECTION III.8.  OBLIGATIONS TO RELATED PARTIES. Except as disclosed in
Schedule 3.8 to the Disclosure Letter, there are no obligations of the Company or any of its Subsidiaries to their respective officers, directors, stockholders, or employees or any family member or Affiliate thereof other than
(a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company or one of its Subsidiaries and (c) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under the Stock Option Plans). Except as set forth on Schedule 3.8 to the Disclosure Letter, neither the Company nor any of its Subsidiaries is a guarantor or indemnitor of any indebtedness of any other Person. Except as set forth on Schedule 3.8 to the Disclosure Letter, neither the Company nor any of its Subsidiaries is indebted, directly or indirectly, to any of their respective officers, directors or stockholders or to any family member or Affiliate thereof, in any amount whatsoever, other than for normal travel advances or reimbursement for normal business expenses; and none of such officers, directors or stockholders or any family member or Affiliate thereof is indebted to the Company or any of its Subsidiaries. Schedule 3.8 to the Disclosure Letter sets forth a description of all transactions since January 1, 1997, between the Company and any of its officers, directors and stockholders, and their respective spouses and children in which such persons had a direct or indirect material interest which are not disclosed in the 10-K.

          SECTION III.9. CHANGES. (a) Except as set forth in the SEC Reports filed and publicly available prior to the date hereof, since December 31, 1999, no event, change or circumstance has occurred which has had, or would reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the business, operations, properties, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or on the ability of the parties hereto to perform their respective obligations under this Agreement, the Notes and the Securityholders Agreement and to consummate the transactions contemplated hereby and thereby (a "MATERIAL ADVERSE EFFECT").

          (b) Except as set forth in Schedule 3.9(b) to the Disclosure Letter and except as set forth in the SEC Reports filed and publicly available prior to the date hereof, since December 31, 1999, the Company and its Subsidiaries have carried on their respective businesses only in the ordinary and usual course consistent with their past practices.

          (c) Except as disclosed on Schedule 3.9(c) to the Disclosure Letter or in the SEC Reports filed and publicly available prior to the date hereof, since December 31, 1999, the Company has not taken any action or omitted to take any action and there has not occurred any event which, if it had taken place following the date hereof and prior to the Closing, would not have been permitted by Section 5.1 of this Agreement without the prior consent of the Purchaser.

          (d) Except as disclosed on Schedule 3.9(d) to the Disclosure Letter or in the SEC Reports filed and publicly available prior to the date hereof, since December 31, 1999, the Company has not engaged in any sale, assignment, disposition, conveyance, abandonment, transfer or license, and no event has occurred causing the invalidation or cancellation, in whole or in part, of the Intellectual Property other than in the ordinary course of business consistent with past practice.

          SECTION III.10. TITLE TO PROPERTIES AND ASSETS; LIENS, CONDITION, ETC. The Company and each of its Subsidiaries have good and marketable title to their respective properties and assets, and good title to their respective leasehold estates, in each case subject to no Encumbrance, other than (i) liens permitted by the Credit Agreement dated as of July 16, 1999 among the Company and the other parties thereto (as amended, the "CREDIT AGREEMENT"), (ii) liens for current taxes not yet due and payable, (iii) possible minor Encumbrances which do not in any case materially detract from the value of the property subject thereto or materially impair the operations of the Company and its Subsidiaries, and which have not arisen other than in the ordinary course of business and (iv) Encumbrances relating to vendor or installation purchases, so long as such Encumbrances extend only to the properties or other assets whose purchase was so financed (collectively "PERMITTED ENCUMBRANCES"). The Company and each of its Subsidiaries are in compliance with all material terms of each lease to which they are a party or are otherwise bound. All properties, equipment and systems of the Company and its Subsidiaries are in good repair, working order and condition and are in compliance with all applicable standards and rules imposed
(a) by any governmental agency or authority in which such properties, equipment and systems are located, and (b) under any agreements with customers, except for such failures which would not be expected to result in a Material Adverse Effect.

          SECTION III.11. INTELLECTUAL PROPERTY. (a) Schedule 3.11(a) to the Disclosure Letter contains a complete and accurate list of all patents owned, held or used by the Company or any of its Subsidiaries and all registrations or applications related thereto.

          (b) Except as set forth on Schedule 3.11(b) to the Disclosure Letter, the Company and its Subsidiaries have (i) to the extent necessary and reasonable, recorded their current interests in, and status with respect to, all Company IP (and all Encumbrances related thereto) with all applicable governmental authorities; and (ii) not granted to any third party, by way of IP Contract or otherwise, any right or interest in any Company IP, except in the ordinary course of business consistent with past practice.

          (c) Except as set forth on Schedule 3.11(c) to the Disclosure  Letter,
(i) the Company and its Subsidiaries own or have the valid right to use all the Intellectual Property necessary or desirable to conduct their businesses as currently conducted and consistent with past practice, free of all Encumbrances, except for those which would not be expected to result in a Material Adverse Effect; (ii) all of the Company IP is valid, enforceable and unexpired, has not been abandoned, and to the Company's knowledge, does not infringe, impair or make unauthorized use of ("INFRINGE") the Intellectual Property of any third party and is not being Infringed by any third party, except as would not be expected to result in a Material Adverse Effect; (iii) no Order or claim, action, suit, audit, assessment, arbitration or inquiry, or any proceeding or, to the Company's knowledge, investigation, by or before any governmental authority (an "ACTION") is outstanding or pending, or to the Company's knowledge, threatened or imminent, that would limit or challenge the ownership, use, value, validity or enforceability of any Company IP; (iv) the Company and its Subsidiaries have taken all necessary and reasonable steps to protect, maintain and safeguard the value, validity and their ownership of the Company IP, including without limitation any confidential Company IP, and have taken all actions, made all filings, paid all fees and executed all agreements that are appropriate in connection with the foregoing; (v) to the Company's knowledge, no employee of it or any of its Subsidiaries has, in connection with its provision of services thereto, breached any third-party contract with respect to Intellectual Property; (vi) the operation of the Company and its Subsidiaries' businesses does not use any Intellectual Property owned by any of its employees, except for same that has been assigned in writing to the Company; and (vii) the Company and its Subsidiaries own exclusively all of the Intellectual Property listed on Schedule 3.11(a) to the Disclosure Letter, free of any claim by any third parties, including any current or former employees or independent contractors; and (viii) with respect to any patents or patent applications listed on Schedule 3.11(a) to the Disclosure Letter, the Company and its Subsidiaries have the right to obtain a corresponding patent in all other countries in which they currently do business or propose to do business in the foreseeable future, except as would not be expected to result in a Material Adverse Effect. For purposes of this Agreement, the term
"INTELLECTUAL PROPERTY" means all U.S. and foreign intellectual property, including without limitation (i) patents, inventions, discoveries, processes, designs, techniques, developments, technology, and related improvements, know-how and show-how, whether or not patented or patentable; (ii) copyrights and works of authorship in any media, including computer hardware, software, applications, systems, networks, databases, documentation and Internet site content; (iii) trademarks, service marks, trade names, brand names, corporate names, domain names, logos and trade dress; (iv) trade secrets, drawings, blueprints and all non-public, confidential or proprietary information, documents or materials; and (v) all registrations, applications and recordings related thereto. For purposes of this Agreement, the term "COMPANY IP" means all Intellectual Property owned, held or used by the Company or any of its Subsidiaries.

          SECTION III.12. COMPLIANCE WITH LAW; OTHER INSTRUMENTS. Neither the Company nor any of its Subsidiaries is in violation or default of (i) the Company's Restated Certificate of Incorporation (the "Restated Certificate") or its Bylaws, as amended (the "BYLAWS"), or the organizational documents of any of its Subsidiaries or (ii) of any judicial or administrative judgment, decision, decree, order, settlement, injunction, writ, stipulation, determination or award (each, an "ORDER") or any statute, law, ordinance, rule or regulation (each, a "LAW") and has received no notice of, and to the knowledge of the Company, no investigation or review is in process or threatened by any governmental authority with respect to, any violation or alleged violation of any Order or Law except, in the case of any Order or Law, where such violation or default would not, in the aggregate, have a Material Adverse Effect. The execution, delivery and performance of this Agreement, the Notes and the Securityholders Agreement, and the consummation of the transactions contemplated hereby and thereby, including, but not limited to, the issuance of the Conversion Shares and, if necessary, the Preferred Stock, will not result in (a) (i) any violation, or be in conflict with or constitute a default (with or without notice or lapse of time or both) under the Restated Certificate or Bylaws or the organizational documents of any of the Company's Subsidiaries, (ii) any violation, or be in conflict with or constitute a default (with or without notice or lapse of time or both) under, any term or provision of, or any right of termination, cancellation or acceleration arising under any Contract or cause any liabilities or additional fees to be due thereunder or (iii) any violation under any Order or Law applicable to the Company or any of its Subsidiaries, its business or operations or any of its assets or properties or (b) the imposition of any Encumbrance on the business or material properties or assets of the Company or any of its Subsidiaries. None of the execution and delivery of this Agreement, the Notes and the Securityholders Agreement, the consummation of the transactions contemplated hereby and thereby or the performance of the obligations of the Company hereunder and thereunder will result in the suspension, revocation, impairment, forfeiture or nonrenewal of any Permit applicable to the Company or any of its Subsidiaries, their businesses or operations or any of their assets or properties. "PERMITS" means all licenses, permits, orders, consents, approvals, registrations, authorizations, qualifications and filings with and under all federal, state, local or foreign laws and governmental authorities and all industry or other non-governmental self-regulatory organizations.

          SECTION III.13. LITIGATION. Except as set forth on Schedule 3.13 to the Disclosure Letter, there is no Action pending, or to the Company's knowledge, currently threatened against the Company or any of its Subsidiaries (including with respect to any Company Plan, as defined below) which, if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The foregoing includes, without limitation, Actions pending or threatened (or any basis therefor known to the Company) involving the prior employment of any of the Company's or any of its Subsidiaries' employees, their use in connection with the Company's or any of its Subsidiaries' business of any Intellectual Property rights of their former employers, or their obligations under any agreements with prior employers. Neither the Company nor any of its Subsidiaries is a party or subject to the provisions of any Order of any court or governmental authority. There is no Action by the Company or any of its Subsidiaries currently pending or which the Company or any of its Subsidiaries intends to initiate.

          SECTION III.14. TAX MATTERS.

          (a) Except as set forth on Schedule 3.14(a) to the Disclosure  Letter,
(i) all material Tax Returns (as defined below) that are required to be filed by or with respect to the Company and its Subsidiaries have been duly filed, (ii) all material Taxes (as defined below) of the Company and its Subsidiaries due and payable, whether or not shown on the Tax Returns referred to in clause (i), have been paid in full, (iii) the Tax Returns referred to in clause (i) have been audited by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (iv) all material deficiencies asserted or assessments made as a result of such examinations have been paid in full, (v) no material issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, (vi) no waiver of statutes of limitation have been given by or requested with respect to any Taxes of the Company or its Subsidiaries, (vii) there are no liens for Taxes on any asset of the Company or any of its Subsidiaries other than for current Taxes not yet due and payable, or if due, (A) not delinquent or (B) being contested in good faith by appropriate proceedings, (viii) no consent has been filed relating to the Company or any of its Subsidiaries pursuant to Section 341(f) of the Internal Revenue Code of 1986, as amended (the "CODE"), (ix) neither the Company nor any Subsidiary has any current material liability, or has knowledge of any events or circumstances which could result in any material liability, for Taxes of any person

(other than the  Company and its  Subsidiaries)  (A) under  Treasury  Regulation
Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, (C) by contract or (D) otherwise, (x) the IRS Ruling and IRS Supplemental Ruling (as such terms are defined in the Distribution Agreement referred to below) issued to IMS Health Incorporated ("IMS") are in effect and have not been revoked and there is no basis for any claim for indemnification against the Company under Sections 2.7 or 3.1 of the Distribution Agreement between IMS and the Company dated June 17, 1999, (xi) the Company's methods of tax accounting are correct in all material respects and
(xii) the transfer pricing methodologies used by the Company and its Subsidiaries are correct in all material respects.

          (b) For purposes of this Agreement, the term (i) "TAXES" means all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to, income, excise, property, sales and use, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto, and (ii) "TAX RETURN" means any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any taxing authority with respect to Taxes.

          SECTION III.15. EMPLOYEES. Neither the Company nor any of its Subsidiaries has any collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to the knowledge of the Company or any of its Subsidiaries, threatened with respect to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company or any of its Subsidiaries, nor does the Company or any of its Subsidiaries have a present intention to terminate the employment of any officer, key employee or group of key employees. To the knowledge of the Company, no employee of the Company or its Subsidiaries is bound by any contract, agreement or covenant that would interfere or conflict with or restrict in any way its full provision of services thereto, including any of the foregoing relating to trade secrets, confidential information or other Intellectual Property.

          SECTION III.16. ENVIRONMENTAL AND SAFETY LAWS.

          (a) Neither the Company nor any of its Subsidiaries has failed to comply in any respect with any Environmental Laws, except as would not be expected to have a Material Adverse Effect.

          (b) Neither the Company nor any of its Subsidiaries has Released (as defined below), generated or disposed of any Hazardous Substance (as defined below) in a manner which could reasonably be expected to give rise to any liability under or relating to any Environmental Laws (as defined below), except as would not be expected to have a Material Adverse Effect.

          (c) There is no claim under or relating to Environmental Laws pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the knowledge of the Company, pending or threatened against any other Person whose liability for any environmental claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law, except as would not be expected to have a Material Adverse Effect. Except as would not reasonably be expected to give rise to a material liability under or relating to any Environmental Laws, no real property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries has been impacted by any Release or threatened Release of any Hazardous Substance.

          (d) For purposes of this Agreement, the term (i) "ENVIRONMENTAL LAWS" means all applicable federal, foreign, state, local or municipal Laws or Orders or other legally binding requirements relating to pollution or the protection of human health or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.,
Section 9601, et seq., as amended ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended, the Clean Air Act, 42 U.S.C. Section 7401 et seq., as amended, the Clean Water Act, 33 U.S.C. Section et seq., the Toxic Substance Control Act, 15 U.S.C. Section 2601 et seq., and the Occupational Safety and Health Act, 29 U.S.C. Section 651, et seq.; (ii) "HAZARDOUS SUBSTANCES" means any pollutant, contaminant, toxic substance, hazardous waste, hazardous material, or hazardous substance, or any oil, petroleum or petroleum product, each as defined or listed in, or classified pursuant to, any Environmental Laws or any other substance or force that could result in liability under any Environmental Laws; and (III) "RELEASE" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing (including, without limitation, the abandonment or discarding of barrels, containers and other receptacles).

          SECTION III.17. OFFERING VALID. Assuming the accuracy of the representations and warranties of the Purchasers contained in Section 4.2 hereof, the offer, sale and issuance of the Notes and the Option, the conversion of the Notes into the Conversion Shares or the Preferred Stock, as the case may be, and the conversion of the Preferred Stock into shares of Class A Common Stock will be exempt from the registration requirements of the Securities Act and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

          SECTION III.18. EMPLOYEE BENEFIT PLANS.

          (a) Schedule 3.18(a) to the Disclosure Letter contains a true and complete list of each "employee benefit plan" (within the meaning of Section
3(3)  of the  Employee  Retirement  Income  Security  Act of  1974,  as  amended
("ERISA")), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, under which any employee or former employee of the Company or its Subsidiaries has any present or future right to benefits and under which the Company or its Subsidiaries has any present of future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "COMPANY PLAN".

          (b) With respect to each Company Plan, the Company has delivered to the Purchasers to the extent requested a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other material written communications (or a description of any oral communications) by the Company or any of its Subsidiaries to their employees concerning the extent of the benefits provided under a Company Plan and (iv) for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney's response to an auditor's request for information.

          (c) (i) Each Company Plan has been established and administered in accordance with its terms, in all material respects, and in material compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations and neither the Company nor any of its Subsidiaries has incurred any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable law, rule and regulations; (ii) each Company Plan which is intended to be qualified within the meaning of Code section 401(a) is so qualified and has received a favorable determination letter and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject the Company or any of its Subsidiaries, either directly or by reason of their affiliation with any member of their "CONTROLLED GROUP" (defined as any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b),
(c), (m) or (o)), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (iv) no Company Plan provides retiree welfare benefits and neither the Company nor any of its Subsidiaries have any obligation to provide any retiree welfare benefits other than as required by Section 4980B of the Code; and (v) neither the Company nor any member of its Controlled Group has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA.

          (d) No Company Plan is (i) subject to Title IV of ERISA or (ii) a "multiemployer plan" (as such term is defined in section 3(37) of ERISA) and neither the Company nor any of its Subsidiaries has incurred any withdrawal liability or termination liability with respect to any such plan that remains unsatisfied. The Company has not engaged in, and is not a successor or parent corporation to any Person that has engaged in, a transaction described in
Section 4069 or 4212(c) of ERISA.

          (e) Except as set forth on Schedule 3.18(e) to the Disclosure Letter, no Company Plan exists that could result in the payment to any present or former employee of the Company or its Subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of the Company or its Subsidiaries as a direct result of the transactions contemplated by this Agreement or as a result of transactions which have occurred prior the date hereof or the Closing Date. There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

          (f) With respect to any Company Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened; and (ii) no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims.

          (g) As of the Closing Date, the Company constitutes an "operating company" as defined in 29 CFR ss. 2510.3-101(c).

          SECTION III.19. PERMITS. The Company and its Subsidiaries hold all Permits necessary for the lawful conduct of their respective businesses as they are presently being conducted, except where the failure to so hold Permits would not have a Material Adverse Effect. All Permits are in full force and effect in all material respects. The Company and its Subsidiaries have complied in all material respects with the terms of the Permits and there are no pending modifications, amendments or revocations of any Permits. All fees due and payable from the Company or any of its Subsidiaries to governmental authorities or other third parties pursuant to the Permits have been paid. There are no pending or, to the knowledge of the Company, threatened, suits, actions, proceedings or, to the Company's knowledge, investigations with respect to the possible revocation, cancellation, suspension, limitation or nonrenewal of any Permits, and there has occurred no event which (whether with notice or lapse of time or both) could reasonably be expected to result in or constitute the basis for such a revocation, cancellation, suspension, limitation or nonrenewal thereof.

          SECTION III.20. NO BROKER. Except as set forth on Schedule 3.20 to the Disclosure Letter, neither the Company nor any of its Subsidiaries has employed any broker or finder, or incurred any liability for any brokerage or finders' fees or any similar fees or commissions in connection with the transactions contemplated by this Agreement.

          SECTION III.21. DISCLOSURE. Neither this Agreement (including all Exhibits and Schedules hereto) nor any of the other agreements or instruments contemplated to be executed and delivered by the Company in connection with this Agreement (taken as a whole) contain any untrue statement of material fact; and none of such documents omits to state any material fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading in light of the circumstances under which such information was provided.

          SECTION III.22. SHAREHOLDER VOTE. No shareholder vote under the rules of the New York Stock Exchange ("NYSE") is necessary for the issuance of the Notes, the conversion of the Notes into the Conversion Shares or shares of Preferred Stock, or the conversion of the Preferred Stock into shares of Class A Common Stock.

          ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

          Each of the Purchasers; severally and not jointly, hereby represent and warrant to the Company as follows:

          SECTION IV.1. REQUISITE POWER AND AUTHORITY. Each Purchaser has all requisite power and authority to execute and deliver this Agreement and the Securityholders Agreement, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. All action on Purchaser's part necessary for the execution and delivery of this Agreement and the Securityholders Agreement, the consummation of the transactions contemplated hereby and thereby and the performance of all obligations of Purchaser hereunder and thereunder as of the Closing has been or will be effectively taken prior to the Closing. This Agreement and the Securityholders Agreement have been or will be duly executed and delivered by such Purchaser. This Agreement and the Securityholders Agreement (assuming due execution and delivery by the Company) will be legal, valid and binding obligations of such Purchaser, enforceable against it in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

          SECTION IV.2. INVESTMENT REPRESENTATIONS. Purchaser acknowledges that the Notes and the Option have not been registered under the Securities Act or under any state securities laws. Each Purchaser (a) is acquiring the Notes and the Option for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, (b) is an "accredited investor" within the meaning of Regulation D, Rule 501(a), promulgated by the SEC, (c) acknowledges that the Notes and the Option must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from the registration requirements of the Securities Act is available and (d) represents that by reason of its business or financial experience, such Purchaser has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement and the Securityholders Agreement. Each Purchaser has had an opportunity to discuss the Company's business, management and financial affairs with the Company's management. Each Purchaser has had an opportunity to ask questions of and receive answers from, officers of the Company. Each Purchaser understands that such discussions, as well as any other written information issued by the Company, were intended to describe certain aspects of the Company's business and operations, but were not an exhaustive description.

          SECTION IV.3. LITIGATION. There is no Action pending, or to each Purchaser's knowledge, currently threatened against such Purchaser which, if adversely determined, would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Purchaser to perform its obligations under this Agreement and the Securityholders Agreement and to consummate the transactions contemplated hereby and thereby.

          SECTION IV.4. NO BROKER. No Purchaser has employed any broker or finder, or incurred any liability for any brokerage or finders' fees or any similar fees or commissions in connection with the transactions contemplated by this Agreement.

          SECTION IV.5. PURCHASERS' FINANCING. On the Closing Date, each Purchaser will have all funds necessary to pay to the Company the Aggregate Purchase Price, in immediately available funds subject to no Encumbrances, and to consummate the transactions contemplated hereby.


                                    ARTICLE V
                                    COVENANTS

          SECTION V.1. ORDINARY COURSE OF BUSINESS.

          (a) Except as otherwise contemplated by the terms of this Agreement, during the period from the date of this Agreement to the Closing Date (the "PRE-CLOSING PERIOD"), the Company shall use reasonable best efforts to preserve intact its and its Subsidiaries' current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired.

          (b) Without limiting the generality of the foregoing, during the Pre-Closing Period, each of the Company and its Subsidiaries shall not, without the prior consent of the Purchasers:

          (i) enter into any direct or indirect transaction by the Company or any of its Subsidiaries with an Affiliate of the Company or a family member or an Affiliate thereof or any entity in which an Affiliate has an interest as a director, officer, or greater than 5% stockholder (including without limitation, the purchase, sale, lease or exchange of any property, or rendering of any service or modification or amendment of any existing agreement or arrangement);

          (ii) change the number of Directors or the composition or structure of the Board;

          (iii) amend, alter or change to the rights, preferences, privileges or powers of the Notes, the Preferred Stock or the Class A Common Stock;

          (iv) increase or decrease the (x) aggregate principal amount of Notes authorized or issued or (y) the total number of authorized or issued shares of Preferred Stock;

          (v) enter into any merger or consolidation with or into any other Person, or acquire any securities or assets of another Person, whether in a single transaction or series of related transactions, other than Exempt Acquisitions;

          (vi) enter into any sale, lease, transfer or disposition (a "DIVESTITURE") of securities or assets of the Company or any of its
     Subsidiaries (including any spin-off or in-kind distribution to stockholders of the Company), whether in a single transaction or series of related transactions, other than Exempt Divestitures;

          (vii) incur any indebtedness in excess of $25.0 million;

          (viii) dissolve, liquidate, or file for bankruptcy with respect to, the Company or any significant Subsidiary thereof;

          (ix) (A) declare or pay any dividend or make any distribution to the holders of the capital stock of the Company or any Subsidiary (other than dividends or distributions payable in shares of Common Stock) or (B) purchase, redeem or otherwise acquire or retire for value any capital stock of the Company or any Subsidiary or (C) pay, redeem, repurchase or defease or otherwise retire for value prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment, indebtedness of the Company or any Subsidiary which is subordinate (whether pursuant to its terms or by operation of law) in right of payment to the Notes and which was scheduled to mature on or after the maturity of the Notes;

          (x) (A) purchase, redeem or otherwise acquire for value any of its outstanding capital stock or (B) take any action that would result in a Conversion Price adjustment under the Notes had the Notes been outstanding at the time of such action; or

          (xi) any arrangement or contract to do any of the foregoing.

          For purposes of this Section 5.1, an "EXEMPT ACQUISITION" means any acquisition (whether through merger, consolidation or otherwise) which has a purchase price (including any assumed indebtedness and valuing any non-cash consideration at its Fair Market Value (as defined in the form of Note attached hereto)) of less than $20.0 million. For purposes of this Section 5.1, an "EXEMPT DIVESTITURE" means any Divestiture (as defined in the Securityholders Agreement) pursuant to which the value of the assets being divested (including any assumed indebtedness and valuing any non-cash consideration at its Fair Market Value) is less than $20.0 million.

          SECTION V.2. ACCESS. During the Pre-Closing Period, the Company shall, and shall cause its Subsidiaries, officers, directors, employees, auditors and other agents to, (a) upon reasonable notice, afford the officers, employees, auditors and other agents of the Purchasers, during normal business hours reasonable access at all reasonable times to its officers, employees, auditors, legal counsel, properties, offices, plants and other facilities and to all financial books and records, (b) furnish the Purchasers with all financial, operating and other data and information as the Purchasers, through their officers, employees or agents, may from time to time reasonably request and (c) afford the Purchasers the opportunity to discuss the Company's affairs, finances and accounts with the Company's officers on a regular basis.

          SECTION V.3. D&O INSURANCE. During the period that the Purchasers have designees on the Board, the Company agrees to maintain Directors and Officers Insurance in the amount of $100.0 million.

          SECTION V.4. USE OF PROCEEDS. The Company shall use the proceeds from the sale of the Notes and the Option for repay indebtedness under the Company's Credit Agreement dated as of July 16, 1999, as amended, and for general corporate purposes.

          SECTION V.5. EFFORTS. Each party hereto agrees to use reasonable best efforts to take any and all actions required in order to consummate the transactions contemplated in this Agreement, the Notes and the Securityholders Agreement.

          SECTION V.6. NOTIFICATION OF CERTAIN MATTERS. During the Pre-Closing Period, the Company shall give prompt notice to the Purchasers of the occurrence or non-occurrence of any event known to the Company the occurrence or non-occurrence of which would reasonably be expected to cause any representation or warranty contained in Section 3 to be untrue, or the failure of the Company to comply with or satisfy any covenant or agreement under this Agreement.

          SECTION V.7. RESERVATION OF SHARES. From and after the Closing, the Company shall at all times reserve and keep available for issuance (a) such number of its authorized but unissued shares of Common Stock as shall be sufficient to permit the exercise of the options described in clauses (A)(2) and
(B)(2) of Section 3.3(a)(i) of this Agreement and the purchase of shares of Common Stock pursuant to the Employee Stock Purchase Program as described in clause (A)(3) of Section 3.3(a)(i) of this Agreement, (b) such number of treasury shares of Class A Common Stock as shall be sufficient to permit the issuance of all of the Conversion Shares, (c) to the extent the shares referred to in clause (b) are insufficient to permit the issuance of all of the Conversion Shares, such number of its authorized but unissued shares of Class A Common Stock as shall be sufficient to permit the issuance of all the Conversion Shares, and (d) such number of shares of Preferred Shares as shall be sufficient to permit the automatic conversion, under certain circumstances, of the Notes into Preferred Stock as provided for in the Notes.

          SECTION V.8. CONFIDENTIALITY. Each Purchaser agrees to keep confidential all proprietary and non-public information regarding the Company and its Subsidiaries provided that nothing herein shall prevent any Purchaser from disclosing any such information (a) to the extent such proprietary and non-public information has been previously disclosed (other than as a result of a breach of this Section 5.8) or (b) to the extent disclosure is required by law, regulation or judicial order, provided that prior to such disclosure such Purchaser shall, unless prohibited by law, notify the Company of any disclosure pursuant to this clause (b) as far in advance as is reasonably practicable under such circumstances.

          SECTION V.9. OPERATING COMPANY. So long as Silver Lake shall have the right to nominate at least one member for election to the Board of Directors of the Company, the Company shall constitute an "operating company" as defined in 29 CFRss.2510.3-101(c).

          SECTION V.10. LISTING SHARES ON ANOTHER EXCHANGE. The Company shall not list their shares on an exchange other than the NYSE if as a result of such listing the Purchasers or any of their transferees would be unable to convert the full amount of the Notes or Preferred Stock then outstanding into shares of Class A Common Stock.

          SECTION V.11. TAX COVENANT. The Company will take no action, and will not fail to take any required action, if such action or failure to act could result in (i) the distribution of the stock of the Company by IMS Health Incorporated ("IMS HEALTH") failing to qualify under section 355(a) of the Code,
(ii) the application of section 355(e) of the Code to the distribution of the stock of the Company by IMS Health or (iii) a claim for indemnification against the Company under Sections 2.7 or 3.1 of the Distribution Agreement between IMS Health and the Company dated June 17, 1999.


                                   ARTICLE VI
                              CONDITIONS TO CLOSING

          SECTION VI.1. CONDITIONS TO PURCHASER'S OBLIGATION TO PURCHASE THE NOTES AND -------------------------------------------------------------- THE
OPTION. The Purchasers' obligation to purchase the Notes and the Option at the Closing ---------- is subject to the satisfaction (or waiver by Purchaser) of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES TRUE; PERFORMANCE OF OBLIGATIONS. Each of the representations and warranties of the Company contained in this Agreement that is qualified as to materiality or Material Adverse Effect shall be true and correct, and each of the representations and warranties of the Company contained in this Agreement that is not so qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects, in each case as of the date hereof (except for those representations and warranties which address matters only as of a particular date, which shall be true and correct, or true and correct in all material respects, as the case may be, as of such date). Each of the representations and warranties of the Company is true and correct in all respects as of the Closing Date, except to the extent that such failure of such representations and warranties (taken as a whole) to be true and correct would not be expected to have a material adverse effect on the condition (financial or otherwise), results of operations or business of the Company and its Subsidiaries taken as a whole . The Company shall have performed in all material respects all agreements, obligations, covenants and conditions herein required to be performed or observed by it on or prior to the Closing Date.

          (b) LEGAL INVESTMENT. On the Closing Date, there shall not be in effect any Law or Order directing that the purchase and sale of the Notes and the other transactions contemplated by this Agreement, the Notes and the Securityholders Agreement not be consummated or which has the effect of rendering it unlawful to consummate such transactions.

          (c) PROCEEDINGS AND LITIGATION. No Action shall have been commenced by any governmental authority against any party hereto seeking to restrain or delay the purchase and sale of the Notes or the Option or the other transactions contemplated by this Agreement and the Securityholders Agreement.

          (d) APPROVALS. All approvals, consents, permits and waivers of governmental authorities and of the third parties listed on Schedule 6.1(a) to the Disclosure Letter necessary or appropriate for consummation of the transactions contemplated by this Agreement, the Notes and the Securityholders Agreement shall have been obtained, and no such approval, consent, permit or waiver of any governmental authority or such other third party shall contain any term or condition that the Purchasers in their reasonable discretion determine to be unduly burdensome.

          (e) COMPLIANCE CERTIFICATE; SECRETARY'S CERTIFICATE. The Company shall have delivered to Purchaser a compliance certificate, executed by the Chief Executive Officer or the President of the Company, dated the Closing Date, to the effect that the conditions specified in Section 6.1 have been satisfied. The Company shall have delivered to the Purchaser a certificate executed by the Secretary of the Company, dated the Closing Date, certifying as to (i) the resolutions of the Board evidencing approval of the transactions contemplated by and from this Agreement, the Notes and the Securityholders Agreement and the authorization of the named officer or officers to execute and deliver this Agreement, the Notes and the Securityholders Agreement and (ii) certain of the officers of the Company, their titles and examples of their signatures.

          (f) TECHREPUBLIC ACQUISITION. The Company shall have acquired directly or indirectly at least 80% of all of the outstanding shares of common stock of TechRepublic, Inc., a Delaware corporation.

          (g) AMENDMENT TO CREDIT AGREEMENT The Credit Agreement shall have been amended, in a manner reasonably satisfactory to the Purchasers in their sole discretion.

          (h) TAX OPINION. The Company shall have received from its legal counsel an opinion, in form and substance reasonably satisfactory to the Purchasers, to the effect that the issuance of the Notes will not result in
     (i) the application of section 355(e) to the distribution of the stock of the Company by IMS Health or (ii) a claim for indemnification against the Company under Sections 2.7 or 3.1 of the Distribution Agreement between IMS Health and the Company dated June 17, 1999.

          (i) NO MATERIAL ADVERSE CHANGE. Between the date of this Agreement and the Closing Date, there shall not have occurred any occurrence or event that would be reasonably likely to have a material adverse effect on the condition (financial or otherwise), results of operations or business of the Company and its Subsidiaries taken as a whole.

          (j) SECURITYHOLDERS AGREEMENT. The Purchasers shall have received a copy of the Securityholders Agreement executed by the Company.

          (k) NOTES. The Purchasers shall have received the Notes in the amounts and names as set forth in the Allocation Notice.

          (l) PURCHASER DIRECTORS. The Board shall consist of ten directors and at least two nominees of the Purchasers shall have been elected to the Board.

          (m) AMENDMENTS TO EMPLOYEE AGREEMENTS. The Purchasers shall have received letters from each of the persons listed in Schedule 6.1(m) to the Disclosure Letter in the form set forth in Exhibit D.

          (n) AMENDMENT TO RIGHTS PLAN. The Rights Agreement dated February 10, 2000 between the Company and Bank Boston, N.A. shall have been amended in a manner reasonably satisfactory to the Purchasers in their sole discretion.

          (o) LETTER AGREEMENT. The Purchasers shall have received in a form reasonably satisfactory to them the Letter Agreement executed by the Company and dated the Closing Date relating to the issuance of the Preferred Stock under certain circumstances.

          SECTION VI.2. CONDITIONS TO OBLIGATIONS OF THE COMPANY. The Company's obligation to issue and sell the Notes and the Option at the Closing is subject to the satisfaction (or waiver by the Company), on or prior to the Closing, of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES TRUE. Each of the representations and warranties of the Purchasers contained in this Agreement shall be true and correct in all material respects as of the Closing Date. The Purchasers shall have performed in all material respects all agreements, obligations, covenants and conditions herein required to be performed or observed by them on or prior to the Closing Date.

          (b) LEGAL INVESTMENT. On the Closing Date, there shall not be in effect any Law or Order directing that the purchase and sale of the Notes and the Option and the other transactions contemplated by this Agreement, the Notes and the Securityholders Agreement not be consummated or which has the effect of rendering it unlawful to consummate such transactions.

          (c) PROCEEDINGS AND LITIGATION. No Action shall have been commenced by any governmental authority against any party hereto seeking to restrain or delay the purchase and sale of the Notes or the Option or the other transactions contemplated by this Agreement, the Notes and the Securityholders Agreement.

          (d) SECURITYHOLDERS AGREEMENT. The Securityholders Agreement shall have been executed and delivered by the Purchasers.

                                   ARTICLE VII
                                 INDEMNIFICATION

          SECTION VII.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. (a) (i) The representations and warranties contained in Section 3.3(a), (b) and (d) and
Section 3.22 of this Agreement shall survive indefinitely.

          (ii) All other representations and warranties contained in Article III of this Agreement shall survive until thirty-six (36) months after the Closing Date, with the exception of the representations and warranties contained in Section 3.14, which shall survive until three months after the expiration of the applicable statute of limitations with respect to the subject matter thereof.

          (iii) The representations and warranties contained in Article IV of this Agreement shall survive until thirty-six (36) months after the Closing Date.

          (iv) The representations and warranties contained in Article III of this Agreement, and the rights and remedies that may be exercised by any Person seeking indemnification hereunder, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by, any such Person or its representatives.

          (v) For purposes of this Agreement, each statement or other item of information set forth by the Company on any Schedule hereto shall be deemed to be a representation and warranty made by the Company in this Agreement.

          SECTION VII.2. INDEMNIFICATION. (a) From and after the Closing Date and subject to Sections 7.1, 7.3 and 7.5, the Company (the "PURCHASER INDEMNITOR") shall defend, indemnify and hold harmless the Purchasers and their Affiliates and each director, officer, member, partner, employee and agent of such Persons (the "PURCHASER INDEMNITEES") against any loss, damage, claim, liability, judgment or settlement of any nature or kind, including all costs and expenses relating thereto, including without limitation, interest, penalties and reasonable attorneys' fees (collectively "DAMAGES"), arising out of, resulting from or relating to:

          (i) the breach of any representation or warranty contained in Article III, or any certificate delivered by the Company pursuant hereto;

          (ii) the breach by the Company of any covenant or agreement (whether to be performed prior to or after the Closing) contained in this Agreement, or any certificate delivered by the Company pursuant hereto; and

          (iii) any indemnity obligation that arises under the Distribution Agreement between IMS Health and the Company dated June 17, 1999 as a result of the issuance of the Notes, the Preferred Stock or the Conversion Shares or the consummation of the transactions contemplated by this Agreement, the Notes or the Securityholders Agreement.

          (b) From and after the Closing Date and subject to Sections 7.1, 7.3 and 7.5, the Purchasers (the "COMPANY INDEMNITOR" and collectively with the Purchaser Indemnitor, the "INDEMNITORS") shall, jointly but not severally, defend, indemnify and hold harmless the Company and its Affiliates and each director, officer, member, partner, employee and agent of such Persons (the "COMPANY INDEMNITEES" and collectively with the Purchaser Indemnitees, the "INDEMNITEES") against any Damages arising out of, resulting from or relating to:

          (i) the breach of any representation or warranty contained in Article IV; and

          (ii) the breach by Purchaser of any covenant or agreement (whether to be performed prior to or after the Closing) contained in this Agreement.

          (c) The term "DAMAGES" as used in this Article VII is not limited to matters asserted by third parties against any Person entitled to be indemnified under this Article VII, but includes Damages incurred or sustained by any such Person in the absence of third party claims, and shall take into account such Person's ownership or investment in the Company.

          SECTION VII.3. INDEMNIFICATION AMOUNTS. (a) An Indemnitor shall not have liability under Section 7.2 until the aggregate amount of Damages theretofore incurred by the Purchaser Indemnitees or the Company Indemnitees, as applicable, exceeds an amount equal to $1,000,000 (the "BASKET"), in which case the Purchaser Indemnitees or the Company Indemnitees, as applicable, shall be entitled to the aggregate amount of Damages, including the Basket.

          (b) The limitations on the indemnification obligations set forth in this Section 7.3 shall not apply to any covenants or agreements of the parties in this Agreement. In addition, notwithstanding the provisions of paragraph (a) above, the limitations on the indemnification obligations of the parties set forth therein shall not apply to breaches of the representations and warranties made in Sections 3.3(a), (b) and (d) and 3.22.

          SECTION VII.4. NON-EXCLUSIVE REMEDY. The indemnification remedies provided in this Article VII shall not be deemed to be exclusive. Accordingly, the exercise by any Person of any of its rights under this Article VII shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such Person may be entitled to exercise (whether under this Agreement, under any other contract, under any law or otherwise).

          SECTION VII.5. CERTAIN LIMITATIONS. The indemnification obligations of the parties hereto for any breach of a representation and warranty described in Articles III and IV of this Agreement shall survive for only the period applicable to such representations and warranties as set forth in Section 7.1 of this Agreement, and thereafter all such representations and warranties of the applicable Indemnitor under this Agreement shall be extinguished; PROVIDED, HOWEVER, that such indemnification obligation shall not be extinguished in the event of Damages incurred as a result of an Action that was instituted or begun prior to the expiration of the survival period set forth in Section 7.1 if noticed in writing to the applicable Indemnitor by the applicable

Indemnitee within 30 days of such Indemnitee receiving notice thereof. Subject to the proviso at the end of the immediately preceding sentence, no claim for the recovery of such Damages may be asserted by an Indemnitee after such period.


                                  ARTICLE VIII
                                  MISCELLANEOUS

          SECTION VIII.1. OTHER DEFINITIONS. The following terms as used in this Agreement shall have the following meanings:

          (a) "AFFILIATE" means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person, for so long as such Person remains so associated to the specified Person.

          (b) "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

          (c) "GROUP" shall have the meaning assigned to it in Section 13(d)(3) of the Exchange Act.

          (d) "PERSON" means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof or any Group comprised of two or more of the foregoing.

          SECTION VIII.2. GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL. This Agreement shall be governed in all respects by the laws of the State of New York. No suit, action or proceeding with respect to this Agreement may be brought in any court or before any similar authority other than in a court of competent jurisdiction in the State of New York, as Purchaser may elect in its sole discretion, and the Company hereby submits to the exclusive jurisdiction of such courts for the purpose of such suit, proceeding or judgment. The Company hereby irrevocably waives any right which it may have had to bring such an action in any other court, domestic or foreign, or before any similar domestic or foreign authority. Each of the parties hereto hereby irrevocably and unconditionally waives trial by jury in any legal action or proceeding in relation to this Agreement and for any counterclaim therein.

          SECTION VIII.3. NO SHOP. The Company agrees that from the date hereof through the Closing Date, neither the Company nor any of its representatives will engage in, solicit or otherwise take any action relating to any debt or equity financing of the Company or any of its Subsidiaries (other than under the Credit Agreement or under any existing agreements), or furnish information to any third parties regarding the foregoing. This Section
8.3 shall  terminate  upon  termination  of this  Agreement in  accordance  with
Section 8.13 hereof.

          SECTION VIII.4. EXPENSES. Upon Closing or the termination of this Agreement, the Company agrees to reimburse the Purchasers on demand for all of their reasonable out-of-pocket fees and expenses, including the fees and expenses of attorneys, accountants and consultants employed by them, in connection with the transactions contemplated hereby.

          SECTION VIII.5. TRANSACTION FEE. On the Closing Date, the Company shall pay a one-time cash transaction fee by wire transfer of immediately available funds to an account designated by Silver Lake Technology Management L.L.C. in an amount equal to $2.0 million.

          SECTION VIII.6. SUCCESSORS AND ASSIGNS; ASSIGNMENT. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each Person who shall be a holder of the Notes or the Option from time to time. This Agreement may not be assigned without the prior written consent of the other party, except that the Purchasers may assign its rights and obligations hereunder to any Affiliate or Affiliates or to one or more of their limited or general partners; provided that the Company shall have the right to veto any assignment to a limited partner to which it reasonably objects. Each assignee (i) agrees to be bound jointly and severally hereunder, (ii agrees that the representations and warranties made by the Purchasers herein shall be deemed to have been made by such assignee and (iii) shall execute a counterpart to this Agreement the execution of which shall constitute such assignee's agreement to the terms of this Section 8.6.

          SECTION VIII.7. ENTIRE AGREEMENT; SUPERSEDES PRIOR AGREEMENT. This Agreement and the Exhibits hereto, the Securityholders Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

          SECTION VIII.8. SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          SECTION VIII.9. AMENDMENT AND WAIVER. This Agreement may be amended or modified, and the rights of the Company or Purchaser hereunder may only be waived, upon the written consent of the Company and Purchaser.

          SECTION VIII.10. DELAYS OR OMISSIONS. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement or the Securityholders Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on Purchaser's part of any breach, default or noncompliance under this Agreement or the Securityholders Agreement or any waiver on such party's part of any provisions or conditions of this Agreement or the Securityholders Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or the Securityholders Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

          SECTION VIII.11. NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the addresses set forth below:

          If to the Company:

               Gartner Group, Inc
               56 Top Gallant Road
               P.O. Box 10212
               Stamford, Connecticut  06904-2212
               Telephone: (203) - 316-3770
               Fax: (203) - 316-6448
               Attn: Kenneth Siegel, Esq.

          with copies to:

               Proskauer Rose LLP
               1585 Broadway
               New York, NY  10036
               Telephone:  (212) 969-3000
               Fax:  (212) 969-2900
               Attn:  Julie M. Allen, Esq.

          If to the Purchasers:

               Silver Lake Partners, L.P.
               320 Park Avenue - 33rd Floor
               New York, NY  10022
               Telephone:  (212) 981-5600
               Fax:  (212) 981-3535
               Attn:  Mike Bingle
          with copies to:

               Simpson Thacher & Bartlett
               425 Lexington Avenue
               New York, N.Y.  10017
               Telephone: (212) 455-2000
               Fax: (212) 455-2502
               Attn: Mario Ponce, Esq.

          SECTION VIII.12. TITLES AND SUBTITLES. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

          SECTION VIII.13. TERMINATION. This Agreement may be terminated by (i) mutual agreement of the parties hereto or (ii) by the Purchasers or the Company in the event the Closing has not occurred by April 28, 2000; PROVIDED, that this termination right may not be exercised by a party whose nonperformance has delayed the Closing. Upon termination of this Agreement pursuant to this Section 8.13, this Agreement shall be void and of no further force and effect and no party shall have any liability to any other party under this Agreement, except that nothing herein shall relieve any party from any liability for the breach of any of the representations, warranties, covenants and agreements set forth in this Agreement and except as contemplated by Section 8.4.

          SECTION VIII.14. COUNTERPARTS; EXECUTION BY FACSIMILE SIGNATURE. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed by facsimile signature(s).

          IN WITNESS WHEREOF, the parties hereto have executed the SECURITIES PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

                                 GARTNER GROUP, INC.


                                 By: __________________________________________
                                     Name:
                                     Title:


                                 SILVER LAKE PARTNERS, L.P.
                                 By: Silver Lake Technology Associates, L.L.C., its general partner


                                      By:  ____________________________________
                                           Name:
                                           Title:


                                 SILVER LAKE INVESTORS, L.P.
                                 By: Silver Lake Technology Associates, L.L.C., its general partner


                                      By:  ____________________________________
                                           Name:
                                           Title:


                                 SILVER LAKE TECHNOLOGY INVESTORS, L.L.C.


                                 By: __________________________________________
                                     Name:
                                     Title:

          IN WITNESS WHEREOF, the parties hereto have executed the SECURITIES PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.

                                 INTEGRAL CAPITAL PARTNERS IV, L.P.
                                 By:  Integral Capital Management IV, LLC,
                                      its general partner

                                      By:  _____________________________________
                                           Name:  Pamela K. Hagenah
                                           Title: a Manager


                                 INTEGRAL CAPITAL PARTNERS IV MS SIDE FUND, L.P.
                                 By:  Integral Capital Partners NBT, LLC,
                                      its general partner

                                      By:  _____________________________________
                                           Name:  Pamela K. Hagenah
                                           Title: a Manager